SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (date of earliest event reported)

June 29, 2004

Halliburton Company
(Exact name of registrant as specified in its charter)

State or other Jurisdiction of incorporation	Commission File Number	IRS Employer Identification Number

Delaware	1-3492	No. 75-2677995

1401 McKinney, Suite 2400
Houston, Texas 77010
(Address of principal executive offices)

Registrant's telephone number,
including area code – 713-759-2600

INFORMATION TO BE INCLUDED IN REPORT

Item 5. Other Events.

On June 29, 2004 registrant issued a press release entitled “Halliburton Updates Barracuda-Caratinga
Project and Agreements With Insurance Carriers.”

The text of the press release is as follows:

HALLIBURTON UPDATES BARRACUDA-CARATINGA PROJECT AND
AGREEMENTS WITH INSURANCE CARRIERS

Company to take Barracuda-Caratinga pre-tax charge of about $310 million, and a pre-tax charge to discontinued operations of about $680 million for reducing its asbestos insurance asset as a result of the settlement agreements

HOUSTON, Texas - Halliburton (NYSE:HAL) announced today that it will take additional operating losses on its Barracuda-Caratinga project in the second quarter of 2004 of approximately $200 million or $0.46 per share after tax. The additional charge follows a detailed review of the project, indicating higher cost estimates, schedule delays and increased contingencies for the balance of the project until completion.

The higher cost estimates and schedule delays are primarily attributed to a significant reduction in shipyard subcontractor productivity in completing the projects in Brazil. In addition, the integration of equipment modules onto the vessels has identified the need for some rework. The productivity decline and the vessel rework, now factored into the future projections, adversely impacts total costs and extends the completion schedule into periods when liquidated damages would be incurred.

KBR and Petrobras are continuing to work towards finalizing the previously announced agreement in principle that would resolve certain contract issues and amend existing agreements regarding the Barracuda-Caratinga project. In determining the amount of the charge described above, the company has assumed that the agreement with Petrobras will be successfully finalized.

The company also announced that under the terms of the previously announced insurance settlements, Halliburton expects to receive cash proceeds with a present value of approximately $1.4 billion for the asbestos and silica related insurance receivables. As a result, the company will reduce the amount recorded as insurance receivables and take a charge from discontinued operations in the second quarter of 2004 of approximately $615 million or $1.40 per share after tax.

The amounts and terms of these agreements with insurance carriers are in the process of being finalized by definitive agreements.

“The Barracuda-Caratinga charge was not anticipated and is disappointing,” said Dave Lesar, chairman, president and chief executive officer of Halliburton. “Given the slip in schedule, we are placing more resources on the project to complete it as soon as we can under the difficult circumstances. I am pleased with the progress made on the agreements with insurance carriers. These insurance settlements, if consummated, will resolve disputes between us and our carriers, forestall further appeals, and allow the bankruptcy proceedings to be completed expeditiously. Despite these charges, we are getting closer to having both our asbestos liability and the Barracuda-Caratinga project behind us.”

Halliburton, founded in 1919, is one of the world’s largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services and Engineering and Construction Groups. The company’s World Wide Web site can be accessed at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: legal risks, including the risks of being unable to complete the proposed settlement of asbestos and silica liabilities, the risks of having material subsidiaries in Chapter 11 proceedings, the risks of audits and investigations of the company by domestic and foreign government agencies and legislative bodies and potential adverse proceedings and findings by such agencies, the risks of judgments against the company's subsidiaries and predecessors in asbestos litigation pending and currently on appeal, the inability of insurers for asbestos exposures to pay claims or a delay in the payment of such claims, future asbestos claims defense and settlement costs, the risks of judgments against the company and its subsidiaries in other litigation and proceedings, including shareholder lawsuits, securities laws inquiries, contract disputes, patent infringements and environmental matters, legislation, changes in government regulations and adverse reaction to scrutiny involving the company; political risks, including the risks of unsettled political conditions, war and the effects of terrorism, foreign operations and foreign exchange rates and controls; liquidity risks, including the risks of potential reductions in debt ratings, access to credit, availability and costs of financing and ability to raise capital; weather-related risks; customer risks, including the risks of changes in capital spending and claims negotiations; industry risks, including the risks of changes that affect the demand for or price of oil and/or gas, structural changes in the industries in which the company operates, risks of fixed-fee projects and risks of complex business arrangements; systems risks, including the risks of successful development and installation of financial systems; and personnel and merger/reorganization/disposition risks, including the risks of increased competition for employees, successful integration of acquired businesses, effective restructuring efforts and successful completion of planned dispositions. Please see Halliburton's Form 10-K/A for the year ended December 31, 2003 and Form 10-Q for the quarter ended March 31, 2004 for a more complete discussion of such risk factors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: June 29, 2004	By:	/s/ Michael A. Weberpal
Michael A. Weberpal
Assistant Secretary